Exhibit 99

                Dillard's, Inc. Reports September Sales
                  Results; Reports Hurricane Impact

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 6, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended October 1, 2005 were $670,219,000 compared to sales for the five weeks ended October 2, 2004 of $688,838,000. Total sales declined 3% for the five-week period. Sales in comparable stores declined 1% for the five-week period.
    The Company notes that 20 Gulf state area stores were closed for varying amounts of time beginning Sunday, August 28, 2005 in anticipation of Hurricane Katrina. The Company notes that 24 Gulf state area stores were closed for varying amounts of time beginning on September 21, 2005 in anticipation of Hurricane Rita. The Company has examined the effect of Hurricanes Katrina and Rita (2005) and Hurricanes Frances, Ivan and Jeanne (2004) on its September sales results. Excluding the effect of the hurricanes, management believes sales in both total and comparable stores for the five weeks ended October 1, 2005 declined 2%.
    Seven stores remain closed as a result of Hurricane Katrina. These stores are located in the New Orleans area (four stores plus one end of a dual-anchor location), Biloxi, Mississippi and Hattiesburg, Mississippi. Two stores remain closed as a result of Hurricane Rita. These stores are located in Beaumont, Texas (one end of a dual-anchor location) and Port Arthur, Texas. Property and merchandise losses in the affected stores are covered by insurance.
    Sales for the 35 weeks ended October 1, 2005 were $4,732,519,000 compared to sales for the 35 weeks ended October 2, 2004 of $4,767,950,000. Sales declined 1% for the 35-week period on both a total and comparable store basis.
    During the five weeks ended October 1, 2005, sales were significantly above the average Company trend in the Eastern region and above trend in the Western region. Sales were significantly below trend in the Central region.
    During the five weeks ended October 1, 2005, sales of lingerie, accessories, shoes, and juniors' apparel significantly exceeded the Company's average sales performance for the period. Sales of children's apparel and decorative home merchandise were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965